UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 5, 2011

HEIDRICK & STRUGGLES INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-25837	36-2681268
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

233 South Wacker Drive, Suite 4200, Chicago, IL		60606-6303
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (312) 496-1200

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.

On October 5, 2011, the Board of Directors of Heidrick & Struggles International, Inc. (the “Company”) approved a restructuring plan, pursuant to which the Company will reduce overall costs and improve efficiencies in the Company’s operations (the “Restructuring”) over the next several months. The primary components of the Restructuring include reducing the Company’s global workforce by approximately 10 percent; reducing the Company’s real estate expenses and support costs by consolidating or closing 13 of the Company’s smaller locations across its global footprint, predominately in the EMEA region (Europe and Middle East); and accelerating future expenses under certain contractual obligations. Expected annual cost savings from the Restructuring range from $20 million to $25 million.

In connection with the foregoing, the Company currently expects to incur pre-tax charges of approximately $18 million, which include (i) approximately $9 million for severance and related costs, (ii) approximately $4 million for office closures and office space consolidation and (iii) approximately $5 million of other exit costs (substantially all of which will result in future cash expenditures). The Company plans to recognize these charges in the fourth quarter of 2011.

The exact timing of the restructuring charges and cash outflows, as well as the estimated cost ranges by category type, has not been finalized. This information will be subject to the finalization of timetables for implementation of the plan, and – in the case of the contemplated workforce reductions – consultation with employees and their representatives as well as the statutory severance requirements of the particular legal jurisdictions impacted. Hence, the amount and timing of the actual charges may vary due to a variety of factors.

The impact of the Restructuring and the current economic outlook in Europe has prompted the Company to revisit the carrying value of goodwill related to its European business. Depending on the results of this review, which will be reported in the 2011 third quarter earnings release, the Company could record a non-cash impairment charge of its goodwill and intangible assets as high as $25 million.

To the extent required by applicable rules, the Company will amend this Current Report on Form 8-K as details of the restructuring plan are refined and estimates of related costs and charges are finalized.

A copy of the press release announcing the Restructuring is attached hereto as Exhibit 99.1.

Forward-Looking Statements

This Item 2.05 contains forward-looking statements. The forward-looking statements relate to our planned restructuring activities and include our current estimates of the scope, timing and cost of those activities, as well as the expected expense savings resulting from the Restructuring and other activities. These forward-looking statements involve risks and uncertainties that could cause our results to differ materially from management’s current expectations. Such risks and uncertainties include, but are not limited to, the risk of additional costs and delays associated with compliance with U.S. and foreign labor and other laws, the risk that a decline in general economic conditions and/or unforeseen changes in the strength of our clients’ businesses and demand for services will require changes to the planned Restructuring, and the risk that we are not able to realize the savings expected from the restructuring activities. In addition, other risks that we face in running our operations include the ability to execute successfully through business cycles while we continue to implement cost reductions; the ability to meet and achieve the benefits of our cost-reduction goals and otherwise successfully adapt our cost structures to continuing changes in business conditions; the risk that our cost-cutting initiatives will impair our ability to attract and retain qualified executive search and leadership advisory consultants; and other risks detailed in our filings with the Securities and Exchange Commission. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 11, 2011, the Company announced a series of changes within its senior management team.

Timothy C. Hicks

Effective October 11, 2011, Mr. Hicks was appointed as the Company’s Managing Partner, Operations, a new role with responsibility for the Company’s regional operations as well as steering the Company’s human resources function. Mr. Hicks, age 50, joined the Company in July 2002 and has held several leadership roles within the Company, including Partner-In-Charge of the Chicago Office and Sector Leader, Global Automotive. Mr. Hicks has over twenty-seven years of experience in the executive search/leadership advisory industry.

In his new position, Mr. Hicks will receive an annual base salary of $350,000, and he will be eligible for an annual target management bonus equal to 100% of his base salary.

S. John Kim

S. John Kim has decided to resign from his current position as Managing Partner, Global Practices of the Company, effective October 14, 2011 to return to a market-facing role within the Company’s Financial Services Practice.

Richard J. Caldera

Mr. Caldera resigned as the Company’s Chief Human Resources Officer on October 11, 2011, but will remain with the Company until December 31, 2011 to ensure an orderly transition of his duties and responsibilities.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

99.1	Press Release dated October 11, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEIDRICK & STRUGGLES INTERNATIONAL, INC. (Registrant)

Date: October 12, 2011	By:	/s/ Stephen W. Beard
	Name:	Stephen W. Beard
	Title:	Executive Vice President, General Counsel and Corporate Secretary